Exhibit 99.1

Bio-Path Holdings Announces Research Collaboration on Autoimmune Indication with

The University of Texas Southwestern Medical Center

HOUSTON—March 23, 2016 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) (“Bio-Path”), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid drugs, today announced that it has entered a sponsored research agreement with The University of Texas Southwestern Medical Center (UT Southwestern) to evaluate Bio-Path’s clinical pipeline for its efficacy in down-regulating the immune response using systemic lupus erythematosus (SLE) as a model. SLE is a chronic autoimmune disorder that presents an array of symptoms, including skin lesions, heart inflammation, joint pain, kidney failure and neuropsychiatric disorders. Included in the evaluation will be BP1001 (Liposomal Grb2 antisense), Bio-Path’s lead product candidate, which is currently in a Phase II study for blood cancers.

The study’s principal investigators will be Laurie Davis, Ph.D., associate professor in the department of internal medicine at UT Southwestern, and Anne Satterthwaite, Ph.D., Peggy Chavellier Professor of Arthritis Research and Treatment, and Southwestern Medical Foundation Scholar in Biomedical Research. Dr. Davis’ research has included investigations into new markers of human autoimmunity and disease severity of autoimmune disorders, including SLE. Her current research seeks to elucidate molecular pathways that are altered by autoimmune diseases and could identify novel therapeutic targets. Dr. Satterthwaite’s research at UT Southwestern has focused primarily on the contribution of B-cell signaling pathways to B-cell tolerance and autoimmunity.

“We are privileged to join forces with Drs. Davis and Satterthwaite,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “Their combined expertise and research in autoimmune disorders make them well suited to lead this study. Together, we look forward to assessing the ability of Bio-Path’s product candidates to down-regulate the immune response and potentially meet the needs of patients suffering from SLE and other autoimmune disorders.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP1001 (Liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369

Steve Silver

Rx Communications Group, LLC

917-322-2569

ssilver@rxir.com

Media

Tony Plohoros

6 Degrees

908-591-2839

tplohoros@6degreespr.com